UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 4, 2005

TODCO

(Exact name of registrant as specified in its charter)

Delaware	1-31983	76-0544217

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 W. Sam Houston Parkway South, Suite 800, Houston, Texas		77042-3615

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (713) 278-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

          The Registrant hereby incorporates by reference into this Item 2.02 the press release issued by TODCO on August 4, 2005 with respect to its second quarter 2005 earnings.  The press release is furnished as Exhibit 99.1.  The information contained in this Item 2.02 is being furnished pursuant to General Instruction B.2. of Form 8-K and shall not be deemed to be filed.

          The registrant has presented EBITDA in the press release incorporated herein, which is a “non-GAAP” financial measure under Regulation G of the rules and regulations of the SEC.  The components of EBITDA are computed by using amounts which are determined in accordance with GAAP.  As part of the press release information the registrant has provided a reconciliation of EBITDA to net loss from continuing operations which is the nearest comparable GAAP financial measure.  However, because EBITDA is not based on any standardized methodology prescribed by GAAP, it is not necessarily comparable to similar measures presented by other companies.  The registrant included EBITDA in the press release because it believes EBITDA provides investors additional information to assist them in assessing the registrant’s business and performance in comparison to other industry participants.

ITEM 8.01.  OTHER EVENTS

          On August 2, 2005, the TODCO Board of Directors declared a special cash dividend of $1.00 per share of common stock payable on August 25, 2005 to stockholders of record on August 15, 2005.  The aggregate amount of the dividend is expected to be approximately $61 million.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

                            (c)   Exhibits.

Exhibit number	Description

99.1	Press release issued by TODCO dated August 4, 2005

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TODCO

	By:	/s/ T. SCOTT O’KEEFE

T. Scott O’Keefe
Senior Vice President &
Chief Financial Officer
Dated: August 4, 2005

EXHIBIT INDEX

Exhibit number	Description

99.1	Press release issued by TODCO dated August 4, 2005